Exhibit 23.2

     CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statment on Form S-8 (No. 333-____) pertaining to the 1995 Stock Option/Stock Issuance Plan and Employee Stock Purchase Plan of P-Com, Inc., of our report dated April 14, 1997, with respect to the financial statements of Columbia Spectrum Management, L.P. as of and for the years ended December 31, 1996 and 1995, included in P-Com, Inc.'s March 21, 1997 Current Report on Form 8-K, as amended, filed with the Securities and Exchange Commission.


/s/  Ernst & Young LLP
-------------------------
ERNST & YOUNG LLP

Vienna, Virginia
June 24, 1997